Exhibit 3.1(i)(c)

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

ANTICLINE URANIUM, INC.

We, the undersigned, Kenneth P. Hamik. President, and Adina Hamik, Secretary, of Anticline Uranium, Inc., a Nevada corporation (the "Company"), do hereby certify:

Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Company shall be amended as follows:

Article Three – Authorized Shares

The number of shares that the Corporation is authorized to issue is one hundred and fifty million (150,000,000) shares, having a par value of one mill or one-tenth cent ($0.00l) per share, and the Corporation is authorized to issue, and/or grant options and/or warrants to purchase, or otherwise acquire, shares of the common stock of the Corporation, upon such terms and for such consideration as the Board of Directors of the Corporation shall determine. All shares of stock of this Corporation shall be of the same class, namely, common capital shares, and shall have the same rights and preferences. Fully paid shares of stock of this Corporation shall not be subject to any further call or assessment. The Corporation shall have the right to purchase, take or otherwise acquire its own shares to the full extent permitted under Nevada law.

Article Eighteen – Board of Director Authorization to Change Corporate Name

The Board of Directors shall have the right to change the name or the Corporation without shareholder approval to a name that reflects the industry or Business in which the Corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.

II

The foregoing amendment was adopted by Unanimous Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes and by Consent of Majority Stockholders pursuant to Section 78.320 of the Nevada Revised Statutes.

III

The number of shares entitled to vote on the amendment was 5,213,112.

V

The number of shares voted in favor of the amendment was 5,000,000, with none opposing and none abstaining.

IN WITNESS THEREOF, the undersigned officers of the Company, certifying that the foregoing is true and correct under penalty of perjury, have set their hands on the respective dates indicated opposite their respective signatures below,

Date:	September 08, 2003	/s/ Kenneth P. Hamik
Kenneth P. Hamik, President

Date:	September 08, 2003	/s/ Adina Hamik
Adina Hamik, Secretary

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